Exhibit 99.1

BioCardia Announces Reverse Stock Split

SUNNYVALE, Calif. -- May 21, 2024 -- BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced that, following approval by the Company's stockholders and its Board of Directors, the Company intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 15 pre-split shares. The reverse stock split will become effective at 12:01 a.m. Eastern Daylight Time on Thursday, May 30, 2024.  The Company’s common stock will begin trading on a split-adjusted basis when the market opens on Thursday, May 30, 2024. The Company’s common stock and warrants will continue to be traded on The Nasdaq Capital Market under the ticker symbols “BCDA” and “BCDAW,” respectively. The reverse stock split is intended to increase the minimum bid price requirement for continued listing on The Nasdaq Capital Market. The Company, however, cannot assure that the price of its common stock after the reverse stock split will reflect the corresponding split ratio, that the price per share following the effective time will be maintained for any period of time, or that the price will remain above the pre-split trading price.

At the effective time of the reverse stock split, every 15 shares of the Company's issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company's transfer agent, Continental Stock Transfer & Trust Co., will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares, and any payments in cash in lieu of fractional shares, if applicable.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company's common stock following the reverse stock split will receive a cash payment in lieu thereof at a price equal to that fractional share to which the stockholder would otherwise be entitled multiplied by the closing sale price of the common stock on The Nasdaq Capital Market, as adjusted for the reverse stock split, May 29, 2024.

Proportional adjustments will be made to the number of shares of common stock issuable upon exercise or conversion of the Company's equity awards and warrants, the applicable exercise or conversion price and the number of shares issuable under the Company’s equity plans.

Following the reverse stock split, the Company’s common stock will have a new CUSIP number (09060U 606). The CUSIP number for the Company’s public warrants will not change.

In connection with the reverse stock split, the Company will effect an adjustment to its authorized shares of common stock, such that the 100,000,000 authorized shares of common stock will be reduced to 50,000,000 authorized shares of common stock. The par value per share of common stock and number of authorized shares of preferred stock will not change.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the SEC on April 15, 2024, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at https://www.biocardia.com/investors/finanicals-filings/id/1021.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP autologous and CardiALLO allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. BioCardia also works with partners to provide its proprietary biotherapeutic delivery system along with preclinical and clinical development services for biotherapeutic delivery to the heart.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements regarding the timing and effectiveness of the reverse stock split and the Company’s ability to regain compliance with Nasdaq’s minimum bid price. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully advance its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors,” and in its subsequently filed Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120